Exhibit 99.1

Obalon Announces First Quarter 2021 Financial Results

SAN DIEGO, CA MAY 12, 2021 (GLOBE NEWSWIRE) -- Obalon Therapeutics, Inc. (NASDAQ:OBLN), a vertically integrated medical technology company with the first and only FDA-approved swallowable, gas-filled intragastric balloon system for the treatment of obesity, today announced its financial results for the first quarter ended March 31, 2021. On January 19, 2020 the Company signed a definitive agreement for a merger with ReShape Lifesciences Inc.

Financial results for the first quarter of 2021

Revenue for the first quarter of 2021 was none, compared to $0.8 million for the first quarter of 2020, with the decrease primarily due to the suspension of operations in the second quarter of 2020. Net loss for the first quarter of 2021 was $4.2 million, compared to $5.3 million for the first quarter of 2020. Net loss per share for the first quarter of 2021 was $0.44, compared to $0.68 for the first quarter of 2020.

Cost of revenue was none for the first quarter of 2021, down from $0.5 million for the first quarter of 2020. Gross profit for the first quarter of 2021 was none compared to a gross profit of $0.2 million for the first quarter of 2020.

Research and Development expense for the first quarter of 2021 totaled $0.1 million, down from $1.3 million for the first quarter of 2020. Selling, General and Administrative expense increased to $4.1 million for the first quarter of 2021, compared to $3.9 million for the first quarter of 2020.

Operating loss for the first quarter of 2021 was $4.2 million, down from a loss of $4.9 million for the first quarter of 2020.

As of March 31, 2021, the Company had cash and cash equivalents of $9.0 million and $0.4 million of debt related to its Payroll Protection Program loan.

About Obalon Therapeutics, Inc.

Obalon Therapeutics, Inc. (NASDAQ:OBLN) is a San Diego-based company focused on developing and commercializing novel technologies for weight loss.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Obalon’s or its management’s intentions, beliefs, expectations and strategies for the future, including those related to new products and their potential benefits. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this release, based on information currently available to Obalon, deal with future events, are subject to various risks and uncertainties, and actual results could differ materially from those anticipated in those forward looking statements. The risks and uncertainties that may cause actual results to differ materially from Obalon’s current expectations are more fully described in Obalon’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021, and its other reports, each as filed with the Securities and Exchange Commission. Except as required by law, Obalon assumes no obligation to update any such forward-looking statement after the date of this report or to conform these forward-looking statements to actual results.

OBALON THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except shares and per share data)

	Three Months ended March 31,
	2021	2020

Revenue	$—	$780
Cost of revenue	—	541
Gross profit	—	239
Operating expenses:
Research and development	112	1,257
Selling, general and administrative	4,056	3,893
Total operating expenses	4,168	5,150
Loss from operations	(4,168)	(4,911)
Interest income (expense), net	1	35
Other expense	—	(385)
Net loss	(4,167)	(5,261)
Net loss and comprehensive loss	$(4,167)	$(5,261)
Net loss per share, basic and diluted	$(0.44)	$(0.68)
Weighted-average common shares outstanding, basic and diluted	9,444,241	7,725,205

OBALON THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and par value data)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$8,972	$3,905
Other current assets	3,822	3,930
Total current assets	12,794	7,835
Lease right-of-use assets	421	521
Property and equipment, net	891	957
Clinical-use assets	1,304	1,304
Other long-term assets	1,933	—
Total assets	$17,343	$10,617
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$582	$615
Accrued compensation	602	65
Debt	430	—
Other current liabilities	4,699	3,802
Current portion of lease liabilities	550	564
Total current liabilities	6,863	5,046
Lease liabilities, long-term	344	438
Long-term debt	—	430
Other long-term liabilities	38	38
Total liabilities	7,245	5,952

Commitments and contingencies (See Note 10)

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized as of March 31, 2021 and December 31, 2020, 10,021,568 and 7,770,698 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	10	8
Additional paid-in capital	199,019	189,421
Accumulated deficit	(188,931)	(184,764)
Total stockholders’ equity	10,098	4,665
Total liabilities and stockholders’ equity	$17,343	$10,617

OBALON THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three months ended March 31,
	2021	2020
Operating activities:
Net loss	$(4,167)	$(5,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66	103
Stock-based compensation	91	470
Amortization of right-of-use assets	100	122
Change in operating assets and liabilities:
Accounts receivable, net	—	(176)
Inventory	—	(326)
Other current assets	108	(2,828)
Other long-term assets	(1,933)	—
Accounts payable	(33)	422
Accrued compensation	537	(446)
Deferred revenue	—	38
Lease liabilities, net	(108)	(14)
Other current and long-term liabilities	897	3,082
Net cash used in operating activities	(4,442)	(4,814)
Investing activities:
Purchases of property and equipment	—	(326)
Net cash used in investing activities	—	(326)
Financing activities:
Proceeds from exercise of warrants	9,509	—
Net cash provided by financing activities	9,509	—
Net increase (decrease) in cash and cash equivalents	5,067	(5,140)
Cash and cash equivalents at beginning of period	3,905	14,055
Cash and cash equivalents at end of period	$8,972	$8,915